Exhibit 23.2


                  Independent Auditors' Consent


     We consent to incorporation by reference in the Registration Statement on Form S-4 of Sovereign Bancorp, Inc. and in the related prospectus of our report dated November 26, 1996 relating to the consolidated balance sheet of First State Financial Services, Inc. and subsidiaries as of September 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1996, which report appears in the 1997 annual report on Form 10-K of Sovereign Bancorp, Inc. and the reference to our Firm under the heading "Experts" in the prospectus.


                                   /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
April 14, 1998